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FORM 4                                             U.S. SECURITIES AND EXCHANGE COMMISSION             |-----------------------|
-------                                                     Washington D.C.  20549                     |                       |
                                                                                                       |     OMB APPROVAL      |
                                                                                                       |                       |
                                                                                                       |-----------------------|
                                                                                                       |                       |
                                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP          | OMB Number            |
                                                                                                       | 3235-0104             |
                                                                                                       | Expires:              |
[ ] Check this box if no longer                    Filed pursuant to Section 16(a) of the              | October 31, 2001      |
    subject to Section 16. Form 4          Securities Exchange Act of 1934, Section 17(a) of the       | Estimated average     |
    or Form 5 obligations may                  Public Utility Holding Company Act of 1935 or           | burden                |
    continue. See Instruction 1(b).           Section 30(f) of the Investment Company Act 1940         | hours per response    |
                                                                                                       | . . . . 0.5           |
                                                                                                       |                       |
                                                                                                       |-----------------------|
--------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
| Henckels         Lutz           P.     |  LeCroy Corporation (LCRY)                  |                                       |
|----------------------------------------|---------------------------------------------| _X_ Director       ___ Owner          |
|   (Last)        (First)        (MI)    |3.IRS or Soc. Sec. No.|4.Statement for Month/|                                       |
|                                        |  of Reporting Person |  Year                | _X_ Officer (give  ___ Other          |
|  c/o LeCroy Corporation                |  (Voluntary)         |                      |       title below)     (Specify below)|
|  700 Chestnut Ridge Road               |                      |  August 2001         |                                       |
|                                        |                      |                      |Chief Executive Officer                |
|----------------------------------------|                      |----------------------|---------------------------------------|
|          (Street)                      |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing     |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)              |
|                                        |                      |                      |                                       |
|  Chestnut Ridge,    NY          10977  |                      |                      | _X_ Form filed by One Reporting Person|
|                                        |                      |                      |                                       |
|                                        |                      |                      | ___ Form filed by More than One       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|  (City)            (State)     (Zip)                                                                                         |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |3.Trans.  |4.Security Acquired (A) or    |5.Amount of    |6.       |7.Nature of    |
|  (Instr. 3)                |  tion Date  |  Code    |  Disposed of (D)             |  Securities   |Ownership|  Indirect     |
|                            | (Mon/Day/Yr)|(Instr. 8)|  (Instr. 3, 4 & 5)           |  Beneficially |Form Dir.|  Beneficial   |
|                            |             |     |    |               |    |         |  Owned at End |(D) or   |  Ownership    |
|                            |             |     |    |               |(A) |         |  of Month     |Ind. (I) |  (Instr. 4)   |
|                            |             |Code | V  |     Amount    |(D) |  Price  |  (Instr. 3&4) |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
| Common Stock               |  5/1/01     |  A  |    |      865      | A  |  $14.45 |               |   D     |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
| Common Stock               |  8/3/01     |  A  | V  |    10,299     | A  |         |   114,969     |   D     |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|

*If the Form is filed by more than one Reporting Person, see Instruction
          4(b)(v).
Reminder: Report a separate line for each class of securities owned directly or indirectly.

FORM 4 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, covertible security)
- --------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|saction  |  Derivative     |Exercisable|  or Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     |  Securities     |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or|Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         |  Disposed of (D)|Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4&5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |  (A)   |  (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|

Explanation of Responses:

                                     /s/ Lutz P. Henckels             8/13/01
                                     ------------------------------- ----------
                                     **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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